Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual report on Form 10-K of Premier Exhibitions, Inc. and subsidiaries (the Company) for the year ended February 28, 2009 of our report included herein dated May 6, 2008 with respect to the balance sheet of Premier Exhibitions, Inc. as of February 29, 2008 and the related statements of operations, shareholders’ equity and cash flows for each of the years in the two year period ended February 29, 2008 and the effectiveness of internal control over financial reporting as of February 29, 2008.

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Premier Exhibitions, Inc. and subsidiaries (the Company) for the year ended February 28, 2009 of our report dated May 6, 2008 incorporated by reference in its Registration Statements (Form S-3 No. 333-148756; and Form S-8 Nos. 333-140477 and 333-138534) relating to the consolidated balance sheet of the Company as of February 28, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two year period ended February 29, 2008 and the effectiveness of internal control over financial reporting for the Company as of February 29, 2008.

/s/ Kempisty & Company
Certified Public Accountants, P.C.
New York, New York

May 7, 2009